Exhibit 10.51

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of January 4, 2007 (the “Agreement”), by and between Lenox Group Inc., with principal offices at One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344 (“LGI” or the “Company”) and Carl Marks Advisory Group LLC, with principal offices at 900 Third Avenue, New York, NY 10022 (“CMAG” or “Consultant”).

WHEREAS, LGI desires to engage the financial and management consulting services of CMAG, subject to the terms and conditions hereinafter set forth; and

WHEREAS, CMAG has agreed to provide such financial and management consulting services subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement: LGI engages CMAG, and CMAG hereby agrees to serve LGI, as a financial and management consultant. Marc L. Pfefferle, a Partner of CMAG, will serve as the project partner on this engagement with F. Duffield Meyercord, a Partner of CMAG, serving as the review partner. Messrs. Pfefferle and Meyercord shall supervise this engagement with whatever additional resources from CMAG are reasonably required. During the initial Phase 1 time period, Mr. Pfefferle will devote full time to the engagement, followed by substantial time of at least 70% during Phase 2 thereafter. LGI understands and acknowledges that CMAG and Messrs. Pfefferle and Meyercord have and will continue to have other engagements during the term of this Agreement.

2. Scope: CMAG, working through Marc L. Pfefferle, will serve as the Interim Chief Executive Officer of LGI and assist in the development of a 2007 business plan incorporating cost savings and profit improvement actions plans to be developed in conjunction with LGI management.

Phase 1: Mr. Pfefferle will serve in the capacity of interim Chief Executive Officer reporting to the Board of Directors and will work in conjunction with management to develop a 2007 business plan along with supporting profit improvement action plans intended to improve business profitability and increase LGI’s stock price. In that regard, Mr. Pfefferle and CMAG will perform the following:

•	Review The Company’s overall business/restructuring plan, current execution to plan and planned efficiencies as well as the underlying forecasts and assumptions;
•	Review available work product produced by other consultants and advisors to the Company;
•

Review The Company’s overall business strategy and operations, including the core business and subsidiaries, how the Company goes to market in the various channels, manufacturing (including process improvement initiatives and outsourcing opportunities), supply chain structure and efficiencies, SG&A structure and opportunities to streamline, forecasting methods and accuracy, inventory levels and control, and marketing/brand management;

•	Review existing profit improvement initiatives, implementation programs and resources applied to major business initiatives;
•	Analyze the current and optimal future role of each the Company’s business segment and recommend any necessary changes intended to optimize the Company’s future position and business profitability;
•	Review business infra- and cost-structures and confirm/develop new strategies and initiatives intended to reduce structural costs;
•	Review manufacturing/sourcing/operational effectiveness and evaluate opportunities for cost improvement, including required time frames and resource requirements;
•	Evaluate strategies to improve the supply chain consistent with the go-forward business model;
•	Review the Company’s short and long-term liquidity requirements and risk factors and develop strategies/initiatives intended to increase safety cushions;
•	Review management, financial and operating reporting and corporate controls;
•	Interview and assess the current management team and recommend adjustments as required;
•	Begin Chief Executive Officer duties and restructuring implementation efforts concurrently;

•	Develop requirements for, engage search firm and support process to hire permanent CEO that best meets the Company’s strategic business requirements; and
•	Perform other tasks and duties related to this engagement as are directed by the Company’s Board of Directors and reasonably acceptable to CMAG.

CMAG will deliver, to the Board of Directors, a report clearly identifying the following:

•	2007 Business Plan including recommended strategies, tactics and major change programs, with supporting financial justifications and implementation resource requirements;
•	Supporting profit improvement plans detailing specific actions and implementation plans, including task responsibilities, resources to be authorized by the Board, timeframes and interdependencies;
•	Key problems and issues to be resolved and Board decisions required; and
•	Infrastructure related changes requiring further analysis or immediate action (initial impressions will be presented).

It is estimated that Phase 1 will require approximately 2 monthly periods to complete.

Phase 2: CMAG will lead and assist LGI and its personnel in the implementation of the restructuring plan and Phase 1 recommendations identified in the CMAG assessment report, as approved by LGI’s Board of Directors with Marc L. Pfefferle continuing as the interim Chief Executive Officer. CMAG will provide the necessary additional manpower as requested and approved by the Board of Directors needed to successfully implement the approved plan in phase 2, which manpower fees, in addition to Marc L. Pfefferle, will be mutually agreed upon by CMAG and LGI.

CMAG will provide update reports to the Board of Directors as reasonably requested.

3. Term: The term of this Agreement shall commence as of the date of this Agreement and shall continue until the engagement is completed unless canceled with or without cause by either party on thirty (30) days prior written notice, in which event all compensation and expenses owing to CMAG pursuant to Sections 4 and 5 below shall be immediately due and payable.

4. Compensation:

Phase 1: LGI shall pay CMAG for its consulting services a fixed fee of $250,000 per monthly period for Marc L. Pfefferle as interim Chief Executive Officer and other CMAG associates as required to perform the services as outlined in Section 2 Phase 1. LGI shall pay the fixed monthly fee to CMAG in advance, $125,000 on the first and fifteenth day of each monthly period in which consulting services are to be provided.

Phase 2: LGI shall pay CMAG for the services of Marc L. Pfefferle as interim Chief Executive Officer, a fixed fee of $90,000 per monthly period, payable in advance of each period in which consulting services are to be provided. Fees for any additional CMAG personnel requested and required will be mutually agreed upon by CMAG and LGI prior to those consulting services being provided to perform the services as outlined in Section 2 Phase 2.

CMAG shall receive a retainer from LGI of $150,000 upon the execution of this Agreement to be applied against unpaid fees and expenses, if any. Any unused portion of the retainer shall be returned to LGI at the completion of CMAG’s services under this Agreement.

In addition, CMAG shall be paid a success fee of up to $2 million based on the achievement of the following benchmarks and operational objectives that are to be reasonably established and mutually agreed upon as part of the completion and Board approval of the Phase 1 business plan:

1.	Cost reductions;
2.	EBITDA improvement excluding restructuring costs;
3.	Improvement in LGI’s stock price over the immediate to mid-term; and
4.	Potentially other targets that the parties mutually agree are relevant to the achievement of the Phase 1 action plan.

It is agreed that each target will be set individually and that the achievement of each will be mutually independent of the achievement of the other targets.

5. Expenses: CMAG shall be entitled to reimbursement for all reasonable expenses incurred by it in the performance of its duties (the “Expenses”) upon presentation of appropriate documentation therefor. Such Expenses shall include, but not be limited to, transportation of any of CMAG senior personnel, employees or associates on business related to the engagement, cost of hotels, meals, etc. and such Expenses shall be in adherence to the LGI travel policy which shall be supplied prior to the start of the Engagement. Such Expenses shall also include, but not be limited to, all reasonable legal fees incurred by CMAG in connection with the performance of the services contemplated by this Agreement, provided that LGI first consents to the retention of such counsel for such services (which consent shall not be unreasonably withheld or delayed). All Expenses will be reimbursed upon receipt of invoices therefor, which shall be submitted promptly after the end of each week in which consulting services are provided.

6. Indemnification: LGI will indemnify CMAG and hold it harmless for all acts or omissions, and all decisions made, by CMAG (other than as a result of CMAG’s gross negligence or willful misconduct) while performing services for LGI and agrees to pay directly, upon presentation thereof, all statements or invoices for all fees and expenses, including reasonable attorneys’ fees incurred by CMAG in connection with the defense of any such claims based on CMAG’s alleged acts, omissions or decisions (other than made or taken through gross negligence or willful misconduct), including any suit or proceeding relating thereto and any appeal therefrom and the costs of any settlement thereof (“Claim”), provided that with respect to costs incurred in any appeal of a judgment, LGI first consents to appealing such judgment (which consent shall not be unreasonably withheld or delayed) not withstanding anything to the contrary in Section 5. LGI, in consultation and agreement with CMAG, shall have the sole right to select counsel of its choosing and control the defense of any such Claim, but LGI shall have the right to accept or reject the settlement of any Claim for which indemnification is sought by CMAG hereunder (which acceptance or rejection shall not be unreasonably withheld or delayed). LGI has no obligation to indemnify CMAG in the event of a direct suit between the contract parties. For purposes of this Section “CMAG” includes its members, officers, directors, employees and/or agents, and CMAG’s affiliates and each of their respective shareholders, members, officers, directors, employees and/or agents. The provisions of this Section 6 shall survive the term of this Agreement.

7. Proprietary Work Product and Confidential Company Information: LGI acknowledges and agrees that any work product produced by CMAG is for the sole use of LGI and is not intended for distribution to, or to be relied upon by, any third parties.

In addition, CMAG acknowledges and agrees that as a result of the services to be provided hereunder, the persons performing such services may acquire knowledge and information of a secret and confidential nature. CMAG further acknowledges and agrees that this information constitutes valuable property of LGI generally not being disseminated or made known to persons or organizations outside LGI at all, or if made known, being done so only under specific and restrictive conditions such as to ensure that it does not become readily available to the public, and also that confidential information of others may be received by LGI with restrictions on its use and disclosure. Accordingly, CMAG agrees that:

(i)

CMAG and any person performing any services for CMAG hereunder shall not, during the term of this Agreement or at any time thereafter, disclose to anyone outside LGI or use in other than LGI’s business any secret or confidential information of LGI or its subsidiaries or affiliates, except as authorized by LGI. LGI information that is not readily available to the public shall be considered secret and confidential for the purpose of this Agreement and shall include, but not be limited to, information relating to LGI, its subsidiaries and affiliates, customers, processes, products, apparatus, data, compounds, business studies, business and contracting plans, business procedures and finances;

(ii)

CMAG and any person performing any services for CMAG hereunder shall not, during the term of this Agreement or at any time thereafter, disclose to any other person or use secret or confidential information of others, which, to the knowledge of CMAG, has been disclosed to LGI with restriction on the use or disclosure thereof, in violation of those restrictions;

(iii)

CMAG and any person performing any services for CMAG hereunder shall not, during the term of this Agreement or at any time thereafter, disclose to LGI or induce LGI to use, without prior permission of the owner, any secret or confidential information or material of others of which CMAG is or may become possessed; and

(iv)	Notwithstanding the foregoing, CMAG and any person performing services for CMAG hereunder shall not be liable for the disclosure of information which may otherwise be deemed confidential hereunder:

(a)  if the information is in, or becomes part of, the public domain, other than by CMAG’s disclosure of the information; or

(b)  if the information is furnished to a third party by LGI without restriction on the third party’s right to disseminate the information; or

(c)  if the information is already of record in CMAG’s files at the time of disclosure, or is disclosed to CMAG by a third party as a matter of right; or

(d)  if the information is disclosed with LGI’s written approval; or

(e)  if the information is compelled to be revealed via subpoena, civil investigative demand or other judicial or administrative process.

The provisions of this Section 7 shall survive the term of this Agreement.

8. Client Cooperation; Reliance on Client’s Information: LGI acknowledges and agrees that the ability of CMAG to perform its services under this Agreement requires the full cooperation and assistance of LGI and its personnel. Accordingly, LGI covenants and agrees to furnish to CMAG all information, documents and other materials requested by CMAG and to make available to CMAG for meetings, conference calls and otherwise all personnel designated by CMAG to enable CMAG to receive on a timely basis, in writing and verbally, all information requested by CMAG related to its engagement under this Agreement. LGI acknowledges and agrees that CMAG, in performance of its duties under this Agreement, will be relying on the truth, completeness and accuracy of the written documentation delivered and the verbal communications made by LGI and its representatives to CMAG and its representatives in connection with all matters relating to CMAG’s engagement under this Agreement.

9. Conflicts of Interest: Nothing contained in this Agreement or otherwise, shall diminish or impair the right of CMAG to accept engagements, directly or indirectly, to LGI’s lenders or other professionals provided such engagements do not involve the relationship of the lenders or other professionals to LGI. However, Marc L. Pfefferle will not work on another assignment in which CMAG is engaged directly by a lender who has an adverse position to LGI without first getting permission from the Board of LGI while the engagement is ongoing.

10. Limitation on CMAG Liability: If CMAG fails to perform its obligations under or is otherwise in breach of or default under this Agreement, the maximum liability of CMAG in respect thereof shall be limited to an amount equal to the aggregate of all fees and expenses paid to CMAG pursuant to this Agreement.

11. Notices: All notices, requests, demands and other communications provided for by this Agreement shall be in writing addressed to the parties at the address for such party first set forth above, and shall be transmitted by either facsimile (fax), personal or overnight courier delivery or by certified mail. All notices, etc. shall be deemed given when received by the party to whom it is addressed.

12. Successors and Assigns: This Agreement shall inure to the benefit of, and be binding upon, each of LGI and CMAG and their respective successors and assigns. Neither party may assign its rights and/or obligations under this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

13. Applicable Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of law.

14. Amendments: No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom shall be effective unless in writing signed by the parties hereto, and, in any event, shall be effective only in the specific instance and for the specific purpose for which given.

15. No Waiver; Cumulative Remedies: No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

16. Headings: Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

17. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18. Waiver of Jury Trial: Each of the parties to this Agreement hereby waives its right to a jury trial with respect to any claim, action, suit or proceeding made or brought by one of the parties against the others in connection with or arising under this Agreement.

19. Publication: CMAG may, at its expense, upon the completion of Phase 1 as described in Section 2 above, place an announcement in such newspapers, periodicals, electronic publications and other print as CMAG may choose stating that CMAG has acted as a consultant for the Company in connection therewith.

20. Independent Contractor Relationship: CMAG shall serve as an independent contractor to LGI pursuant to the terms and conditions of this Agreement. This Agreement does not create and shall not be construed to create a relationship of principal and agent, joint venturer, co-partners, employer and employee, master and servant or any similar relationship between CMAG and LGI, and the parties hereto expressly deny the existence of any such relationship.

21. Search Fees: If LGI subsequently hires any CMAG personnel, members, officers, directors, employees and/or agents, LGI will pay CMAG an additional fee equal to 100% of that individual’s total prior year’s compensation package.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

LENOX GROUP INC.

By:
Stewart M. Kasen Lead Director

CARL MARKS ADVISORY GROUP LLC

By:
Marc L. Pfefferle Partner